Exhibit 99.1

NEWS RELEASE

Contact:	Scott D. Winters
Vice President - Investor Relations
713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES EXPIRATION AND RESULTS OF TENDER OFFER AND

CONSENT SOLICITATION FOR ITS 8 3/4% SENIOR SUBORDINATED NOTES

Houston, Texas – November 2, 2006 – Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) announced today the expiration and final results of its tender offer and consent solicitation for any and all of its outstanding 8 3/4% Senior Subordinated Notes due 2012 (CUSIP No. 726507AF3).

The tender offer expired immediately after 11:59 p.m., New York City Time, on November 1, 2006. The Company expects to accept for payment and pay for notes from holders of $274,863,000 in aggregate principal amount, or 99.95 percent, of the outstanding notes. The total amount to be paid by the Company to noteholders in connection with the tender offer and consent solicitation is approximately $292 million, plus approximately $8.2 million in unpaid interest accrued to the payment date.

Holders who validly tendered, and did not validly withdraw, their notes prior to 5:00 p.m., New York City Time, on October 19, 2006 (the “Consent Date”), will receive the Total Consideration, which (excluding accrued and unpaid interest) is $1,062.07 (including a $20.00 consent payment) for each $1,000 principal amount of notes so tendered. Noteholders who validly tendered and did not validly withdraw their notes after the Consent Date and on or prior to the expiration of the tender offer, will not receive the consent payment, and accordingly will receive $1,042.07 for each $1,000 principal amount of notes so tendered. All Noteholders who validly tendered and did not withdraw their notes prior to the expiration date will receive accrued and unpaid interest from the last interest payment date to, but not including, the payment date.

As a result of receiving consents from holders of a majority in aggregate principal amount of the notes, the Company executed a supplemental indenture amending the indenture governing the notes, which eliminated substantially all of the restrictive covenants as well as certain events of default and related provisions.

PXP retained J.P. Morgan Securities Inc. to serve as the Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Requests for documents may be directed to

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MacKenzie Partners, Inc., the Information Agent at (800) 322-2885. Questions regarding the tender offer and consent solicitation may be directed to J.P. Morgan Securities Inc. by calling collect at (212) 270-3994.

In addition, the Company will complete the redemption of all of its $250 million outstanding 7 1/8% Senior Notes due 2014 (CUSIP No. 726505AB6) tomorrow, November 3, 2006. The redemption will be made at a redemption price of approximately $1,074.50 for each $1,000 principal amount of notes redeemed, or approximately $269 million in total, plus approximately $6.8 million in unpaid interest accrued to the redemption date. When this redemption is complete, the Company will no longer be subject to the indenture that governed the Senior Notes.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Company’s Offer to Purchase and Consent Solicitation Statement dated October 4, 2006.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploiting, exploring and producing oil and gas in its core areas of operation: onshore and offshore California, and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2005, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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